                                                                    EXHIBIT 4.27



EXECUTION COPY

                          Dated as of 22nd October 2001


                                     Between


                    CHARTERED SEMICONDUCTOR MANUFACTURING LTD


                                       and


                             EDB INVESTMENTS PTE LTD


                                       and


                        AGILENT TECHNOLOGIES EUROPE B.V.


                                       and


                          SINGAPEX INVESTMENTS PTE LTD


                                ----------------

                       DEED OF ACCESSION AND RATIFICATION
           relating to the Joint Venture Agreement dated 13 March 1997 as amended by Amendment (No. 1) dated 4 July 1997
                   and Amendment (No. 2) dated 1 October 1999
          and Deed of Accession and Ratification dated 9 November 1999, in respect of Chartered Silicon Partners Pte Ltd

                                ----------------


                                PK WONG & ADVANI
                             ADVOCATES & SOLICITORS
                                    SINGAPORE

THIS DEED is made as of 22nd October, 2001


BETWEEN:

(1) CHARTERED SEMICONDUCTOR MANUFACTURING LTD ("CSM"), a company incorporated in Singapore with its registered office at 60, Woodlands Industrial Park D Street 2, Singapore 738406;

(2) AGILENT TECHNOLOGIES EUROPE B.V. ("ATE"), a company incorporated in The Netherlands with its principal place of business at Startbaan 16, 1187 XR Amstelveen, The Netherlands;

(3) EDB INVESTMENTS PTE LTD ("EDBI"), a company incorporated in Singapore with its registered office at 250, North Bridge Road, #27-04, Raffles City Tower, Singapore 179101; and

(4) SINGAPEX INVESTMENTS PTE LTD ("SIPL") a company incorporated in Singapore with its registered office at 51 Cuppage Road #09-01 StarHub Centre, Singapore 229469.


WHEREAS:

(A) CSM, EDBI and ATE are parties to a joint venture agreement dated 13th March 1997 made between (1) CSM, (2) EDBI, and (3) Hewlett-Packard Europe B.V. ("HPE"), in relation to the affairs of Chartered Silicon Partners Pte Ltd (the "Company"), as amended by an amendment agreement No. 1 dated 4th July, 1997 and an amendment agreement No. 2 dated 1st October, 1999 each made between (a) CSM, (b) EDBI and (c) HPE; as further amended by a deed of accession and ratification dated 9th November, 1999 made between CSM, EDBI, HPE and ATE (the "Joint Venture Agreement").

(B)  This Deed is supplemental to the Joint Venture Agreement.

(C) ATE and SIPL have entered into a Sale and Purchase Agreement dated as of 22nd October, 2001 (the "SIPL Sale and Purchase Agreement"). Pursuant to the SIPL Sale and Purchase Agreement, ATE intends to transfer 54,000,000 ordinary shares of S$1.00 each in the capital of the Company ("SIPL Sale Shares") to SIPL subject to, inter alia, SIPL entering into this Deed and executing the SIPL Call Option Agreement (as defined in the Restated Joint Venture Agreement).

(D) ATE and EDBI have entered into a Sale and Purchase Agreement dated as of 22nd October, 2001 (the "EDBI Sale and Purchase Agreement"). Pursuant to the EDBI Sale and Purchase Agreement, ATE intends to transfer 54,000,000 ordinary shares of S$1.00 each in the capital of the Company ("EDBI Sale Shares") to EDBI subject to, inter alia, EDBI executing the EDBI Call Option Agreement (as defined in the Restated Joint Venture Agreement).

(E) Pursuant to the terms and conditions of the SIPL Sale and Purchase Agreement, SIPL has agreed to accept the SIPL Sale Shares subject to the terms of this Deed.

(F) CSM, EDBI, ATE and SIPL have agreed to amend the Joint Venture Agreement to, inter alia join SIPL as a party thereto on the terms and subject to the conditions set out in this Deed and to amend and restate the Joint Venture Agreement as set out in this Deed.


NOW THIS DEED WITNESSETH AS FOLLOWS:

1.   INTERPRETATION

1.1 Definitions: In this Deed, unless the context otherwise requires or unless otherwise provided in this Deed:

     "Effective Date" means the date on which the beneficial ownership of the SIPL Sale Shares is transferred to SIPL pursuant to the terms of the SIPL Sale and Purchase Agreement; and

     "Restated Joint Venture Agreement" means the Joint Venture Agreement as amended and restated on the terms as set out in the Schedule hereto.

1.2 Construction of Certain Expressions: All words and expressions which are defined or construed in the Restated Joint Venture Agreement but are not defined or construed in the Deed shall have the same meanings and construction when used in this Deed.

1.3 Other References: Reference to "clauses" are to the clauses of this Deed and references to "parties" are to the parties to this Deed.


2.   COVENANTS OF INCOMING SHAREHOLDER

     SIPL hereby covenants with each of the other parties to the Joint Venture Agreement to observe, perform and be bound by all the terms of the Joint Venture Agreement which are capable of applying to SIPL as at the Effective Date to the intent and effect that SIPL shall be deemed with effect from the Effective Date to be a party to the Joint Venture Agreement.


3.   AMENDMENTS TO AND RESTATEMENT OF THE JOINT VENTURE AGREEMENT

3.1 Supplemental Deed: This Deed is and shall be construed as supplemental to the Joint Venture Agreement and every clause therein shall continue in full force and effect and be binding on the parties thereto save as expressly amended and supplemented by this Deed. In addition, except as expressly provided for herein, this Deed shall not affect any rights or interests of the parties whatsoever existing immediately prior to the Effective Date.

3.2 Amendment and Restatement of Joint Venture Agreement: The parties agree that the Joint Venture Agreement shall, with effect on and from the Effective Date, be amended and restated in the form of the Restated Joint Venture Agreement so that the rights and obligations of the parties to this Deed under the Joint Venture Agreement shall, on and after the Effective Date, be governed by, and construed in accordance with, the Restated Joint Venture Agreement and accordingly all references hereafter in this Deed to the "Joint Venture Agreement" shall be deemed to be the Restated Joint Venture Agreement.

4.   CONSENT AND WAIVERS

4.1 Transfer of SIPL Sale Shares: Each of CSM and EDBI hereby irrevocably consent to the transfer of the SIPL Sale Shares by ATE to SIPL notwithstanding the terms of any provision of the Joint Venture Agreement including, clauses 10(B) and 10(C) and any provision of the Articles including Article 22 and irrevocably waive any rights or claims which they each may have arising thereunder in respect of the sale and transfer of the SIPL Sale Shares by ATE to SIPL.

4.2 SIPL Call Option Agreement and SIPL Right of First Refusal: Each of CSM and EDBI hereby irrevocably consent to the grant by SIPL to ATE of the call option and right of first refusal rights under the SIPL Call Option Agreement and to any sale and transfer of Shares made in accordance with the terms of the SIPL Call Option Agreement or the SIPL Right of First Refusal notwithstanding the terms of any provision of the Joint Venture Agreement including, clauses 10(B) and 10(C) and any provision of the Articles including Article 22 and irrevocably waive any rights or claims which they each may have arising thereunder in respect of the grant of such call option and right of first refusal rights and any sale and transfer of the Shares to ATE made in accordance with the terms of the SIPL Call Option Agreement or the SIPL Right of First Refusal.

4.3 Transfer of EDBI Sale Shares: Each of CSM and SIPL hereby irrevocably consent to the transfer of the EDBI Sale Shares by ATE to EDBI notwithstanding the terms of any provision of the Joint Venture Agreement including, clauses 10(B) and 10(C) and any provision of the Articles including Article 22 and irrevocably waive any rights or claims which they each may have arising thereunder in respect of the sale and transfer of the EDBI Sale Shares by ATE to EDBI.

4.4 EDBI Call Option Agreement and EDBI Right of First Refusal: Each of CSM and SIPL hereby irrevocably consent to the grant by EDBI to ATE of the call option and right of first refusal rights under the EDBI Call Option Agreement and to any sale and transfer of Shares made in accordance with the terms of the EDBI Call Option Agreement or the EDBI Right of First Refusal notwithstanding the terms of any provision of the Joint Venture Agreement including, clauses 10(B) and 10(C) and any provision of the Articles including Article 22 and irrevocably waive any rights or claims which they each may have arising thereunder in respect of the grant of such call option and right of first refusal rights and any sale and transfer of the Shares to ATE made in accordance with the terms of the EDBI Call Option Agreement or the EDBI Right of First Refusal.

4.5 Undertaking to Vote: Each party hereby undertakes with ATE and SIPL and EDBI, respectively that it shall vote affirmatively to approve any transfer of Shares made pursuant to Clauses 4.1, 4.2, 4.3 and 4.4 above to comply with the requirements of the Joint Venture Agreement and the Articles.


5.   REPRESENTATIONS AND WARRANTIES

5.1 Each of the parties hereby severally represent and warrant to and undertake with the other parties that:

     (i) it is a corporation duly organised and validly existing under the laws of its place of incorporation, and has full power and authority to execute and deliver and perform all of its obligations under this Deed and the Restated Joint Venture Agreement and any other agreements to be executed by it hereunder;

     (ii) all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order
           (a) to enable such party lawfully to enter into, exercise its rights and perform and comply with its obligations under this Deed and the Restated Joint Venture Agreement and (b) to ensure that those obligations are legally binding and enforceable have been taken, fulfilled and done;

     (iii) this Deed and the Restated Joint Venture Agreement are, and all other agreements and instruments executed or to be executed by such party as are contemplated hereby shall be, legal, valid and binding agreements of such party, enforceable against such party in accordance with their respective terms; and

     (iv) the execution, delivery and performance of this Deed and the Restated Joint Venture Agreement by it will not materially conflict with any law, order, judgement, decree, rule or regulation of any court, arbitral tribunal or government agency, or any agreement, instrument or indenture to which such party or any of its related corporations is a party or is bound thereby.


6.   COUNTERPARTS

     This Deed may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.


7.   COSTS AND EXPENSES

     Each party shall bear its own legal, professional and other costs and expenses incurred by it in connection with the negotiation, preparation or completion of this Deed.


8.   GOVERNING LAW

     This Deed shall be governed by, and construed in accordance with, the laws of Singapore and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Singapore and waive any objection to proceedings in any such court on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.

                                    SCHEDULE


              FORM OF RESTATED AND AMENDED JOINT VENTURE AGREEMENT

IN WITNESS whereof this Deed has been duly executed and delivered.

The Common Seal of                                   )
CHARTERED SEMICONDUCTOR MANUFACTURING LTD            )
was affixed hereto in the presence of:               )


/s/ Barry Waite
-----------------------
Director

/s/ Nancy Tan
------------------------
Company Secretary


The Common Seal of                                   )
EDB INVESTMENTS PTE LTD                              )
was affixed hereto in the presence of:               )

/s/ Dr Tan Chin Nam
-----------------------
Director

/s/ Ho Tze Wei Monica
------------------------
Company Secretary


Executed under Seal and delivered as a Deed          )
by AGILENT TECHNOLOGIES EUROPE B.V.                  )
acting by its Attorney, PHOON WAI MENG               )
pursuant to a Power of Attorney                      )
dated 19th October 2001                              )
in the presence of:                                  )

/s/ Catherine Dorothy Hanam
---------------------------
Advocate & Solicitor
Singapore

The Common Seal of                                   )
SINGAPEX INVESTMENTS PTE LTD                         )
was affixed hereto in the presence of:               )

/s/ Premod Paul Thomas
-----------------------
Director

/s/ See Ngee Muoy
------------------------
Company Secretary

         T H I S  A G R E E M E N T is originally dated 13th March, 1997

     And made between (1) Chartered Semiconductor Manufacturing Ltd, (2) EDB Investments Pte Ltd, and (3) Hewlett-Packard Europe B.V., as amended by an amendment agreement No. 1 dated 4th July, 1997 and an amendment agreement No. 2 dated 1st October, 1999, each made between (1) Chartered Semiconductor Manufacturing Ltd, (2) EDB Investments Pte Ltd, and (3) Hewlett-Packard Europe B.V. as further amended by a Deed of Accession and Ratification dated 9th November, 1999 made between (1) Chartered Semiconductor Manufacturing Ltd, (2) EDB Investments Pte Ltd, (3) Hewlett-Packard Europe B.V. and (4) Agilent Technologies Europe B.V and as further amended by a Deed of Accession and Ratification dated as of 22nd October, 2001 made between (1) Chartered Semiconductor Manufacturing Ltd, (2) EDB Investments Pte Ltd, (3) Agilent Technologies Europe B.V, and (4) Singapex Investments Pte Ltd.

     NOW THIS AMENDED AND RESTATED AGREEMENT effective on 23rd October 2001 (the "Effective Date") is made

B E T W E E N:-

(1) CHARTERED SEMICONDUCTOR MANUFACTURING LTD ("CSM"), a company incorporated in Singapore with its registered office at 60, Woodlands Industrial Park D Street 2, Singapore 738406;

(2) AGILENT TECHNOLOGIES EUROPE B.V. ("Agilent"), a company incorporated in The Netherlands with its principal place of business at Startbaan 16, 1187 XR Amstelveen, The Netherlands;

(3) EDB INVESTMENTS PTE LTD ("EDBI"), a company incorporated in Singapore with its registered office at 250, North Bridge Road, #27-04, Raffles City Tower, Singapore 179101; and

(4) SINGAPEX INVESTMENTS PTE LTD ("SIPL") a company incorporated in Singapore with its registered office at 51 Cuppage Road #09-01 StarHub Centre, Singapore 229469.

     W H E R E A S:-

(A) CSM, Hewlett-Packard Europe, B.V.and EDBI were desirous of establishing and operating a joint venture company in Singapore for the purpose of undertaking the construction and setting up of the Company Fab (as defined below) and carrying on the Business (as defined below) pursuant to a joint venture agreement made on 13th March, 1997 as amended by an amendment agreement No. 1 dated 4th July, 1997 and an amendment agreement No. 2 dated 1st October, 1999 each made between (1) Chartered Semiconductor Manufacturing Ltd, (2) EDB Investments Pte Ltd, and (3) Hewlett-Packard Europe B.V. (the "Joint Venture Agreement").

(B) Pursuant to a Deed of Accession and Ratification dated 9th November, 1999 made between (1) Chartered Semiconductor Manufacturing Ltd, (2) EDB Investments Pte Ltd, (3) Hewlett-Packard Europe B.V. and (4) Agilent, Hewlett-Packard Europe B.V. was released and discharged from all its obligations under the Joint Venture Agreement with effect from 9th November, 1999 and Agilent assumed all the rights and obligation of Hewlett-Packard Europe B.V with effect from 9th November, 1999 under the Joint Venture Agreement.

(B) Pursuant to a Deed of Accession and Ratification dated as of 22nd October, 2001 SIPL has agreed to observe, perform and be bound by all the terms of the Joint Venture Agreement which are capable of applying to SIPL at the Effective Date to the intent and effect that SIPL shall be deemed with effect from the Effective Date to be a party to the Joint Venture Agreement.

(C) To give effect to the intention of the parties as hereinbefore recited, and to regulate their relationship inter se as shareholders in the joint venture company in the conduct of the business and affairs of the joint venture company in the spirit of mutual confidence and co-operation, the parties have agreed to enter into this Agreement on the terms and conditions hereinafter set out.


     I T  I S  A G R E E D as follows:-


1.   DEFINITIONS AND INTERPRETATION.

(A)  Definitions

     In this Agreement and the Schedule, unless the subject or context otherwise requires, the following words and expressions shall have the following meanings respectively ascribed to them:-

     "Act" means the Companies Act of Singapore, Chapter 50;

     "Agilent Technologies, Inc." means Agilent Technologies, Inc., a company incorporated in the State of Delaware, United States of America, with its principal office at 395 Page Mill Road, MS A3-11, Palo Alto, CA 94306, USA, being named herein in the place of Hewlett-Packard Company with effect from 9th November, 1999 pursuant to a Deed of Accession and Ratification dated 9th November, 1999 made between (1) Chartered Semiconductor Manufacturing Ltd, (2) EDB Investments Pte Ltd, (3) Hewlett-Packard Europe B.V. and (4) Agilent,

     "Articles" means the Articles of Association for the time being of the Company;

     "Assured Supply and Demand Agreement" has the meaning ascribed thereto in item 1 of the Schedule;

     "Auditors" means the auditors for the time being of the Company;

     "Board" means the Board of Directors for the time being of the Company;

     "Business" has the meaning ascribed thereto in Clause 6(A);

     "Call Option Period" has the meaning ascribed thereto in the Option Agreement;

     "Collateral Agreements" means the agreements referred to in the Schedule;

     "Company" has the meaning ascribed thereto in Clause 2(A);

     "Company Business Plan" has the meaning ascribed thereto in Clause 3(A)(i);

     "Company Fab" means the fab constructed by the Company;

     "CSM Fabs" means the fabs owned and operated by CSM;

     "CSM Option Shares" has the meaning ascribed thereto in the Option
     Agreement;

     "Cost Sharing Agreement" has the meaning ascribed thereto in item 5 of the Schedule;

     "Debt/Equity Ratio" means the ratio of External Bank Borrowings to Total Shareholder Funds;

     "Directors" means the Directors for the time being of the Company;

     "EDB" means the Economic Development Board, a statutory body established under the Economic Development Board Act of Singapore, Chapter 85;

     "EDBI Call Option Agreement" means the call option and right of first refusal agreement to be made between EDBI and Agilent and to be dated as of 7th November 2001;

     "EDBI Right of First Refusal Notice" shall have the meaning ascribed to it in the EDBI Call Option Agreement;

     "External Bank Borrowings" means all and any liabilities of, or amounts due from, the Company to banks, financial institutions or EDB, excluding loans from Shareholders;

     "Agilent Option Shares" has the meaning ascribed thereto in the Option Agreement;

     "JTC" means Jurong Town Corporation, a body corporate established under the Jurong Town Corporation Act of Singapore, Chapter 150;

     "JTC Offer Letter" means the letter from JTC to STPL in respect of the grant by JTC of an offer to lease the Site to STPL;

     "License and Technology Transfer Agreement" has the meaning ascribed thereto in item 3 of the Schedule;

     "Memorandum" means the Memorandum of Association for the time being of the Company;

     "Option Agreement" has the meaning ascribed thereto in item 4 of the Schedule;

     "Option Shares" has the meaning ascribed thereto in the Option Agreement;

     "Shares" means ordinary shares having a par value of S$1.00 each in the capital of the Company;

     "Shareholders" means CSM, Agilent, EDBI, SIPL and any other person holding shares in the capital of the Company who shall have executed a deed of ratification and accession pursuant to Clause 10(E);

     "Shareholding Percentage" means the percentage of all ordinary shares beneficially owned by the relevant Shareholder in the issued share capital of the Company for the time being;

     "Singapore Dollars" and the sign "S$" mean the lawful currency of Singapore;

     "Site" means a site in Woodlands, Singapore, designated as private lot number A12787(d);

     "SIPL Call Option Agreement" means the call option and right of first refusal agreement made or to be made between Agilent and SIPL and to be dated as of 23rd October 2001;

     "SIPL Right of First Refusal Notice" shall have the meaning ascribed to it in the SIPL Call Option Agreement;

     "STPL" means Singapore Technologies Pte Ltd a company incorporated in Singapore and the holding company of CSM and SIPL;

     "STPL Group Management and Support Services Agreement" has the meaning ascribed thereto in item 6 of the Schedule;

     "Sub-Lease Agreement" means a sub-lease agreement made between STPL and the Company dated 1st July, 1997 relating to the grant by STPL of a sub-lease of the Site to the Company;

     "Term Sheet for Manufacturing Agreement" has the meaning ascribed thereto in item 2 of the Schedule;

     "Total Shareholder Funds" means the share capital of the Company plus capital reserves and retained earnings to date, of the Company; and

     "U.S. GAAP" means generally accepted accounting principles in the United States of

     America.


(B)   Interpretation

(i)   Any reference in this Agreement to:-

      (a) "Clauses", "Schedule" or "Appendices" are to the clauses of, and the schedule and the appendices to, this Agreement;

      (b) "financial year" means the period beginning on 1 January and ending on 31 December of a given year, except that the first financial year of the Company shall begin on the date of incorporation of the Company and end on 31 December 1997;

      (c)  "fab" means wafer fabrication facility;

      (d)  "loadings" means orders for the supply of wafers;

      (e)  "wafers" means semiconductor wafers; and

      (f) the headings are for convenience only and shall not affect the interpretation of this Agreement.

(ii) Unless the context otherwise requires or permits, references to the singular number shall include references to the plural number and vice versa; references to natural persons shall include bodies corporate and vice versa; and words denoting any gender shall include all genders.

(iii) The expressions "holding company", "wholly-owned subsidiary" and "related corporation" shall bear the meanings respectively ascribed thereto in Sections 5, 5B and 6 of the Act.

2.    FORMATION OF THE COMPANY

(A)   Formation

      Chartered Silicon Partners Pte Ltd was incorporated on 26th March,
1997 in Singapore as a private company limited by shares (the "Company") under the Act.


(B)   Memorandum and Articles

      As soon as practicable after the Effective Date, the parties shall procure the amendment of the Articles for consistency with the provisions hereof.


3.    SHARE CAPITAL

(A)   Company Fab Investment

(i) The Company Business Plan is an annual management process and document which defines and updates the purpose and scope of the Company for a three-year period. The first Company Business Plan is dated 27th November 1996 and has been approved by CSM, Hewlett-Packard Europe B.V. and EDBI as at 13 March 1997. The General Manager shall be responsible for overseeing the preparation of the Company Business Plan and shall seek the advice of the Management Committee (as defined in Clause 8(B)) in doing so.

(ii) Based on the first Company Business Plan, the total investment to be incurred by the Company for the Company Fab (the "Company Fab Investment") is estimated at the date hereof to be the sum of S$1,794,000,000.

(iii) Unless otherwise unanimously agreed by the parties in writing, the Company Fab Investment to be incurred by the Company shall be funded as to:-

      (a) S$720,000,000 by way of equity through the subscription for new ordinary shares from time to time in the capital of the Company in accordance with sub-Clauses (C), (D) and (E) below; and

      (b) the balance of the Company Fab Investment by way of external loans from EDB, banks or other financial institutions.


(B)   Authorised Capital and Paid-Up Capital

     The Company has an authorised share capital of S$1,000,000,000 divided into 1,000,000,000 ordinary shares of S$1 each of which 720,000,000 ordinary shares of S$1 each have been issued and are fully paid-up.


(C)  Increases in Capital

     Each of the Shareholders shall exercise its voting rights for the time being in the Company and take such steps as for the time being lie within its powers to procure that (save for the shares to be subscribed for pursuant to the provisions of this Agreement) the issue of any unissued shares or of any new shares from time to time created in the capital of the Company shall before issuance be offered for subscription in the first instance to such persons as at the date of the offer are registered as shareholders of the Company in proportion as nearly as practicable to their respective Shareholding Percentages.


(D)  Additional Capital

     The Shareholders agree that if the Board of Directors shall, after giving consideration to the provisions of Clause 11(A) determine that additional capital is required by the Company in excess of the paid-up capital of S$720,000,000, each Shareholder shall have the right to subscribe for additional shares in proportion (as nearly as practicable) to its Shareholding Percentage at the relevant time. If one or more of the Shareholders fails to subscribe for their proportion of the additional shares, their additional shares will be offered to the remaining Shareholders in proportion (as nearly as practicable) to their respective Shareholding Percentages.


(E)  Ordinary Shares

     Unless otherwise unanimously agreed by the Shareholders from time to time, the issued share capital of the Company shall comprise ordinary shares only and no other classes of shares will be issued.


4.   Intentionally omitted.

5.    BOARD OF DIRECTORS

(A)   Number

      Unless otherwise unanimously agreed by CSM, Agilent and EDBI and subject to the provisions of Clause 5(B)(viii), the Board shall consist of not more than eight Directors.


(B)   Composition

(i)   The Board shall comprise:-

      (a) four persons appointed by CSM for the time being as Directors (who shall be designated as "CSM Directors");

      (b) two persons appointed by Agilent for the time being as Directors (who shall be designated as "Agilent Directors");

      (c) one person appointed by EDBI for the time being as Director (who shall be designated as an "EDBI Director"); and

      (d) one person appointed by SIPL for the time being as Director (who shall be designated as an "SIPL Director").

(ii) CSM shall be entitled to appoint as Director(s) four persons for so long as CSM's Shareholding Percentage exceeds 50 per cent.; three persons for so long as CSM's Shareholding Percentage exceeds 30 per cent., two persons for so long as CSM's Shareholding Percentage is equal to or exceeds 15 per cent., and one person for so long as CSM's Shareholding Percentage is equal to or exceeds five per cent.

(iii) Agilent and its Permitted Transferees shall collectively be entitled to appoint as Director(s) two persons for so long as Agilent and its Permitted Transferees' aggregate Shareholding Percentage is equal to or exceeds 15 per cent., and one person for so long as Agilent and its Permitted Transferees' aggregate Shareholding Percentage is equal to or exceeds five per cent. In the event that Agilent and its Permitted Transferees' aggregate Shareholding Percentage is less than five per cent., CSM and Agilent shall upon the written request of Agilent, enter into discussions in respect of (1) the Agilent Percentage Commitment and the Company Percentage Commitment (as defined in the Assured Supply and Demand Agreement), and (2) Agilent's right to continue to appoint one person as a Director.

(iv) EDBI shall be entitled to appoint as Director one person for so long as EDBI holds any shares in the issued share capital of the Company.

(v) In the event that either CSM or Agilent purchases all of the Option Shares (as defined in the Option Agreement), then such purchasing party shall be entitled to appoint as Director, one additional person in place of the EDBI Director.

(vi) In the event that CSM purchases all of the CSM Option Shares and Agilent purchases all of the Agilent Option Shares, with the result that CSM's Shareholding Percentage is equal to 60 per cent. and Agilent's Shareholding Percentage is equal to 40 per cent., then Agilent shall be entitled to appoint as Director, one additional person in place of the EDBI Director.

(vii) Upon the written request of the other Shareholders, a Shareholder shall forthwith remove the relevant number of Director(s) from office upon a reduction in its Shareholding Percentage in the event that the number of Director(s) it has appointed exceeds its entitlement under any of the foregoing paragraphs of this sub-Clause (B).

(viii) SIPL shall be entitled to appoint one person as a Director for so long as SIPL's Shareholding Percentage is equal to or exceeds 7.5 per cent. In the event that SIPL's Shareholding Percentage is less than 7.5 per cent, SIPL shall cease to be entitled to appoint such a Director and thereupon the position occupied by the SIPL Director will be removed from the Board and the Board shall consist of not more than seven Directors and all references in this Agreement to "SIPL Director" shall thenceforth cease to apply.


(C)    Right of Appointment

       The right of appointment conferred on a Shareholder under sub-Clause (B) above shall include the right of that Shareholder to remove at any time from office such person appointed by that Shareholder as a Director and the right of that Shareholder at any time and from time to time to determine the period during which such person shall hold the office of Director.


(D)    Notice in Writing

       Each appointment or removal of a Director pursuant to this Clause shall be in writing and signed by or on behalf of the Shareholder appointing or removing such Director and shall be delivered to the registered office for the time being of the Company.

(E)  Further Director

     Whenever for any reason other than pursuant to the operation of Clauses 5(B)(vii) or (viii), a person appointed by a Shareholder ceases to be a Director, that Shareholder shall be entitled to appoint forthwith a Director in his stead.


(F)  Alternate Director

     A Director shall be entitled at any time and from time to time to appoint any person to act as his alternate and to terminate the appointment of such person and in that connection the provisions of the Articles shall be complied with. Such alternate director shall be entitled while holding office as such to receive notices of meetings of the Board and to attend and vote as a Director at any such meetings at which the Director appointing him is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of his appointment as the Director appointing him. Further, such alternate director shall be entitled to exercise the vote of the Director appointing him at any meetings of the Board and if such alternate director represents more than one Director such alternate director shall be entitled to one vote for every Director he represents.


(G)  Chairman

     For so long as CSM's Shareholding Percentage exceeds 50 per cent., the Chairman of the Board shall be a CSM Director nominated by CSM, subject to the approval of the Board. In the case of an equality of votes at any meetings of the Board or at any general meetings of the Company, the Chairman shall be entitled to a second or casting vote.


(H)  Meetings of Directors

(i) Meetings of the Board shall be held at such times as the Board shall determine. Unless otherwise agreed by the Shareholders, a meeting of the Board shall be held at least once every six months.

(ii) The quorum at a meeting of Directors necessary for the transaction of any business of the Company shall be three Directors, including at least one CSM Director, at least one Agilent Director and the EDBI Director. Not less than 30 days' notice (or such shorter period of notice in respect of any particular meeting as may be agreed by all Directors) specifying the date, place and time of the meeting and the business to be transacted thereat shall be given to all Directors.

(iii) In the event that a meeting of Directors duly convened cannot be held for lack of a quorum, the meeting shall be adjourned to the same time and day of the following week and at the same place or such other agreed upon date (within 30 days of the adjourned meeting date), place and time, and notice specifying the date, place and time of such adjourned meeting shall be given to all Directors. In the event that a meeting of Directors is adjourned twice for lack of a quorum because of the absence of a Director appointed by the same Shareholder at each of such inquorate meetings, the quorum for the third adjourned meeting shall be two Directors comprising one Director appointed by each of the other two Shareholders.

(iv) The Directors may participate in a meeting of the Directors by means of a conference telephone or a video conference telephone or similar communications equipment by which all persons participating in the meeting are able to hear and be heard by all other participants without the need for a Director to be in the physical presence of another Director(s) and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting. The Directors participating in any such meeting shall be counted in the quorum for such meeting and subject to there being a requisite quorum under paragraphs
(ii) or (iii) above (as the case may be) at all times during such meeting, all resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held. A meeting conducted by means of a conference telephone or a video conference telephone or similar communications equipment as aforesaid is deemed to be held at the place agreed upon by the Directors attending the meeting, provided that at least one of the Directors present at the meeting was at that place for the duration of the meeting.

(v) In the case of a meeting which is not held in person, the fact that a Director is taking part in the meeting must be made known to all the other Directors taking part, and no Director may intentionally disconnect or cease to take part in the meeting unless he makes known to all other Directors taking part that he is ceasing to take part in the meeting.

(vi) Save as provided in sub-Clause (I) below, all resolutions of the Directors at a meeting or adjourned meeting of the Directors shall be adopted by a simple majority vote of the Directors present. Save as provided in sub-Clause (G) above, each Director shall have one vote.

(vii) All resolutions to be passed by way of circulation among the Directors (referred to as a "resolution in writing") shall be dispatched to each Director contemporaneously. A resolution in writing of the Directors shall be as valid and effectual as if it had been a resolution passed at a meeting of the Board duly convened and held if the resolution in writing is approved and signed by at least one CSM Director, at least one Agilent Director, the EDBI Director and the SIPL

Director and may consist of several documents in the like form each signed by one or more of the Directors. The Company Secretary shall notify all the Directors in writing of the effective date on which such resolution is passed.

(viii) None of the following actions shall be taken by the Company unless approved by a simple majority vote of the duly represented Directors at a duly convened meeting:-

       (a) the incurring by the Company of any capital expenditure in excess of S$10,000,000 unless included in an approved Company Business Plan;

       (b) the exercise of the Company's borrowing powers in relation to incremental loans carrying a loan tenure exceeding one year (other than those included in an approved Company Business Plan), or financing from new financial institutions;

       (c) the approval of any proposed annual Company Business Plan of the Company (other than the first Company Business Plan), provided however that in the event that the Company Business Plan has not been approved prior to the commencement of the new financial year of the Company, until a new Company Business Plan is so approved, the Company shall be operated in accordance with the Company Business Plan most recently approved by the Board; and

       (d) any sale, lease, transfer or other disposition of the properties or assets of the Company other than in the ordinary course of business of the Company.

(I)  Important Matters Requiring Board's Special Approval

(i) Subject to any requirements specified by law or by the Act, none of the following actions shall be taken by the Company unless with the affirmative votes of not less than three-quarters of the duly represented Directors at a duly convened meeting:-

     (a) the approval of any proposed annual Company Business Plan or interim revision of the Company Business Plan of the Company (other than the first Company Business Plan), if it impacts the Company's ability to service Agilent's wafer requirements under the Assured Supply and Demand Agreement provided however that in the event that the annual Company Business Plan has not been approved prior to the commencement of the new financial year of the Company, until a new Company Business Plan is so approved, the Company shall be operated in accordance with the Company Business Plan or interim revision of the Company Business Plan most recently approved by the Board;

     (b) the lease of any real estate for an amount in excess of S$5,000,000 unless included in an approved Company Business Plan, or the purchase of any real estate;

     (c) the entry of the Company into new markets outside of the Business, as defined under Clause 6(A);

     (d) any sale, lease, transfer, or other disposition of the properties or assets of the Company in excess of 20% of the fair market value of total assets at the time of sale, lease, transfer or other disposition, as the case may be, other than in the ordinary course of business of the Company;

     (e) the approval of, or change in, the method of computing the fee payable under the Cost Sharing Agreement or the STPL Group Management and Support Services Agreement unless contemplated in an approved Company Business Plan;

     (f) the termination of research and development services provided by CSM pursuant to the Cost Sharing Agreement, or change in the Fab Equalization policy specified in the Cost Sharing Agreement;

     (g) the exercise of any of the Company's borrowing powers in excess of 20% of the fair market value of total assets at the time of borrowing;

     (h) the entry into any major alliance unless contemplated in an approved Company Business Plan. For the purposes of this sub-paragraph (h) the expression "major alliance" means any major transaction entered into by the Company other than in the ordinary course of business (1) pursuant to which the Company acquires or disposes of intellectual property or other technology rights, (2) pursuant to which the Company is restricted as a result of such transaction in the products or services which it may provide to its customers, including Agilent, or
          (3) which creates or grants exclusive rights to another party or parties;

     (i) the issue by the Company of any guarantee to secure the indebtedness of any person;

     (j) the incurring by the Company of any capital expenditure in excess of 20% of the fair market value of total assets at the time of expenditure;

     (k)  a change in the Debt/Equity Ratio policy specified in Clause 11(B);
          and

     (l) the approval of any proposed interim revision to the annual Company Business Plan which is required in the event (1) there is a negative deviation of actual net income results for a quarter from the existing plan for that quarter which annualized, exceeds 10% of the paid-up share capital of the Company or (2) there is a negative deterioration of forecasted net income for the year from the existing annual Company Business Plan for that year which exceeds 10% of the paid-up share capital of the Company.

(ii) Subject to any requirements specified by law or by the Act, none of the following actions shall be taken by the Company unless with the affirmative votes of each of the CSM Directors, the Agilent Directors, the EDBI Director and the SIPL Director duly represented at a duly convened meeting:-

     (a) the change in the authorised, issued or paid-up capital of the Company or the grant of any option over the unissued share capital of the Company;

     (b) the listing of the shares in the capital of the Company on any stock exchange;

     (c) the winding-up, liquidation or dissolution of the Company or the merger, consolidation or reorganisation of the Company with any corporation, firm or other body;

     (d) any transfer of shares held by a Shareholder in the capital of the Company unless in accordance with Clause 10, Clause 14(B), Clause 14(D) or the Option Agreement, the SIPL Call Option Agreement or the EDBI Call Option Agreement;

     (e) the subscription for, or acquisition or disposal of, any shares or interests in any corporation;

     (f)  the entry into any joint venture; and

     (g) the declaration by the Company of dividends for any financial year in excess of the lower of:-

          (1) 70 per cent. of the profit after tax of the Company for that financial year; and

          (2)  50 per cent. of the retained earnings of the Company.


6.   BUSINESS OF THE COMPANY

(A)  Business

(i) The Shareholders agree that the business of the Company (the "Business") shall be the construction, ownership, operation and management of the Company Fab as an independent dedicated foundry. The initial financial and business plans for the Company Fab provide for an installed wafer manufacturing capacity of up to 35,000 wafers per month based on 18 mask layers.

(ii) The Shareholders agree that the Company shall not engage in the production and sale of its own products with its own brand name. However, the Company may undertake turnkey projects providing customers with manufacturing, assembly and test services.


(B)  Technology License and Development

(i) It is recognised that one of the values Agilent sees in this joint venture is the ability to port Agilent's designs directly to the Company Fab. To this end, the parties agree that the processes which the Company will run will include, without limitation, 0.35um and 0.25um (and beyond) process flows that are compatible with Agilent's design requirements (the "Agilent-Compatible Process Technology").

(ii) Agilent and CSM shall each license certain intellectual property rights related to the manufacture of semiconductor wafers and integrated circuits to the Company on the terms and conditions of the License and Technology Transfer Agreement.

(iii) The Company shall license certain intellectual property rights related to the manufacture of semiconductor wafers and integrated circuits to CSM and Agilent on the terms and conditions of the License and Technology Transfer Agreement.

(iv) The Company shall establish a Technology Committee comprising nominees of CSM, Agilent and the Company. The Technology Committee shall meet at least quarterly (a) to discuss and address the identification and development of appropriate process technologies to meet the Company's business objectives, and
(b) to establish the commonality between those processes and ones running or planned in CSM as well as Agilent-Compatible Processes (as defined in the License and Technology Transfer Agreement). In doing so, the Technology Committee will make recommendations on the collaboration between CSM, Agilent and the Company on the required development and implementation plans for process technologies and will construct a process technology roadmap for the Company to be approved by the General Manager of the Company. The Technology Committee shall communicate its recommendations and any decisions within its scope to the General Manager, with a copy to each of the CSM, Agilent, SIPL and EDBI Directors. On an annual basis, working with the Management Committee, this information, as appropriate, shall become incorporated into the Company Business Plan.


(C)   Assured Supply and Demand

      The Company shall make available to Agilent quantities of wafer manufacturing capacity from the Company Fab on the terms and conditions of the Assured Supply and Demand Agreement.


(D)   Services

(i) CSM shall provide accounting services; general administration services; information technology services; human resources management; legal services; sales and marketing services; research and development services; customer engineering and support services; facilities design and construction, and facility system services to the Company on the terms and conditions of the Cost Sharing Agreement.

(ii) In addition to providing the services set forth in paragraph (i) above, CSM shall load the Company Fab in accordance with the Fab Equalization policy specified in the Cost Sharing Agreement.

(iii) STPL shall provide services in the areas of treasury, investment risk review, governmental relations, business development, human resources management and development, corporate secretarial matters and internal audit to the Company on the terms and conditions of the STPL Group Management and Support Services Agreement.

(iv) Agilent may provide services to the Company on such terms and conditions as may be agreed between the Company and Agilent.


(E)   Sub-Lease of Site

      STPL shall procure a lease of the Site from the JTC for the Company Fab. The Company shall sub-lease the Site from STPL for the construction of the Company Fab pursuant to the Sub-Lease Agreement which will be substantially in accordance with the terms set forth in the JTC Offer Letter. The Sub-Lease Agreement shall be subject to the JTC's approval.


7.    SHAREHOLDERS' OBLIGATIONS AND RIGHTS

(A)   Shareholders' Obligations

      Except as the Shareholders may otherwise agree in writing or save as otherwise provided or contemplated in this Agreement, each of the Shareholders shall use commercially reasonable endeavours to exercise its powers in relation to the Company so as to ensure that:-

(i) the Company carries on its business and conducts its affairs in a proper and efficient manner;

(ii) the Company, and the Directors appointed by that Shareholder, will comply strictly and expeditiously with the provisions of this Agreement and the Articles;

(iii) the Business shall be carried on pursuant to the policies set out herein or laid down from time to time by the Board, which shall hold Board meetings in accordance with Clause 5(H) and the Articles;

(iv) the Company shall cause to be kept full and proper accounting records relating to the business, undertakings and affairs of the Company, which records shall be made available at all reasonable times for inspection by the Directors by prior appointment during office hours;

(v) the Company shall prepare annual accounts, in each case in accordance with U.S. GAAP, and shall procure that such accounts are audited as soon as practicable and shall supply copies of the same both in draft and final form, to each of the Shareholders within 120 days after the end of the financial year of the Company;

(vi)  the Company shall prepare and provide to each of the Directors:-

      (a) unaudited monthly profit and loss statements within four business days after the end of each calendar month;

      (b) updated profit and loss forecast for the following month within 10 business days after the end of each calendar month; and

      (c) unaudited monthly profit and loss statements, cashflow and balance sheet within 30 days after the end of each calendar month;

      in   each case in accordance with U.S. GAAP, and

(vii) the Company shall do all that the Auditors may reasonably require by way of keeping records and accounts and provide the Auditors with all such information and explanation as they may reasonably require and otherwise assist the Auditors in all reasonable ways.


(B)   Shareholders' Inspection Rights

(i) The Company shall permit each of CSM, Agilent, SIPL and EDBI (for so long as its (together with its respective Permitted Transferee's) respective Shareholding Percentage is equal to or exceeds 15 per cent.) to send a certified public accountant (the "Accountant"), at such Shareholder's expense, upon giving the Company reasonable notice and during reasonable business hours, to visit and inspect any of the properties of the Company, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers. The Company shall also provide such other information concerning the Company, its business, prospects, finances, employees, officers and directors, as such Shareholder may reasonably request, Provided, however, that the Company shall not be obliged pursuant to this sub-Clause (B)(i) to provide access to any information which it reasonably considers to be trade secret or similar confidential information, the disclosure of which the Company reasonably believes may adversely affect its business. Each of CSM, Agilent, SIPL and EDBI may only exercise this right of inspection once every 12 months unless the purpose of such inspection is to ensure compliance with any irregularities noted in the inspection report of the Accountant, in which case such Shareholder is entitled to exercise its right of inspection once every calendar quarter, until the relevant remedial actions have been taken, in which case such Shareholder's right of inspection may thereafter be exercised only once every 12 months. The Accountant shall be appointed from among the firms of Arthur Andersen, Deloitte & Touche, Ernst & Young, KPMG Peat Marwick, and PriceWaterhouseCoopers or such other firm as the relevant Shareholder and the Company may agree.

(ii) The Company shall further permit each of CSM, Agilent, SIPL and EDBI (for so long as its (together with its respective Permitted Transferee's) respective Shareholding Percentage is equal to or exceeds 15 per cent.), at such Shareholder's expense, upon giving the Company reasonable notice and during reasonable business hours, to visit and inspect any of the properties, facilities or operations of the Company, to examine its operating records and to discuss the Company's operations with its officers for the purposes of evaluating and auditing the same as regards environmental protection, worker health and safety, risk management and loss control and the Company's compliance with applicable laws with respect thereto; provided, however, that the Company shall not be obligated pursuant to this sub-Clause (B)(ii) to provide access to any information which it reasonably considers to be trade secret or similar confidential information, the disclosure of which the Company reasonably believes may adversely affect its business. An inspecting Shareholder shall be entitled to have up to three representatives on the Company's premises at any inspection and each such inspection shall be conducted so as not to unduly disrupt normal business operations. With regard to each of the following areas:
(a) environmental protection, (b) worker health and safety, and (c) risk management and loss control, each of CSM, Agilent, SIPL and EDBI may only exercise this right of inspection once every 12 months unless such inspection reveals any non-compliance with applicable laws, in which case such Shareholder is entitled to exercise its right of inspection once every calendar quarter, until the relevant remedial actions have been taken, in which case such Shareholder's right of inspection may thereafter be exercised only once every 12 months. For clarification, each of CSM, Agilent, SIPL and EDBI may send inspection teams in each of the areas listed above once every 12 months and such visits do not need to be simultaneous with visits from the other Shareholders or from such Shareholder's other inspection teams.


8.   MANAGEMENT OF THE COMPANY

(A)  General Manager

     The General Manager of the Company shall be appointed by CSM in consultation with Agilent. The General Manager shall be responsible for the day to day running and management of the business of the Company within the limits imposed by the Board, this Agreement and his contract of service, if any, with the Company.


(B)  Management Committee

     The Company shall establish a Management Committee based in Singapore comprising three members with one nominee of CSM, one nominee of Agilent and the General Manager (the "Management Committee"). The Management Committee shall review decisions on the allocation of loadings made by the CSM central planning organization carried out between the CSM Fabs and the Company Fab, the timing of technology introductions and the recommendations made by the Technology Committee to meet Company business objectives and to meet current and future customer commitments and required qualifications. The Management Committee will also review and make recommendations to the General Manager, as appropriate, on pricing structure, capacity and mix of processes and other operational issues relating to the Company. The Management Committee will also provide advice to the General Manager in connection with the preparation of the Company Business Plan.


(C)  Employees

(i) CSM and Agilent shall each contribute such manpower resources, either on a contract or secondment basis, as may be required by the Company on such terms as may be agreed in writing with the Company. To promote installation and practice of the Agilent-Compatible Process Technology at the Company, construct operational links into Agilent and share best practices with Agilent, Agilent will locate a team of not more than 15 persons at the Company.

(ii) The Company shall be responsible for the costs and expenses associated with such manpower resources as described in sub-Clause (C)(i) above. In addition, the Company shall be responsible for all employee costs and expenses (including salaries and living allowances) of all Agilent employees, including administrative, engineering, and research and development staff, requested or approved by the Company on such terms as may be agreed in writing between Agilent and the Company.

(iii) Notwithstanding sub-Clauses (C)(i) and (ii) above, Agilent may at its own expense from time to time, upon giving reasonable prior written notice to the Company, locate Agilent's employees at the Company.

(iv) The parties presently do not envisage that the Company will establish an employee share option scheme. However, in the event that the employees of the Company participate in CSM's employee share ownership scheme, the Company shall pay to CSM the cost of acquisition, if any (such as, where applicable, compensation charges pursuant to U.S. GAAP, charges on the issuance of shares at a discount) of such shares in CSM as may be allocated to such employees.


9.    GENERAL MEETINGS

      No business shall be transacted at any general meeting of the Company unless a quorum of Shareholders is present throughout the meeting. The quorum for all general meetings (other than an adjourned meeting) of Shareholders shall comprise four Shareholders present throughout the meeting, comprising the proxies or representatives of CSM, Agilent, SIPL and EDBI respectively. In the event that a general meeting duly convened cannot be held for lack of a quorum, the meeting shall be adjourned to the same time and day of the following week and at the same place or such other agreed upon date (within 30 days of the adjourned meeting date), place and time, and notice specifying the date, place and time of such adjourned meeting shall be given to all Shareholders. In the event that a general meeting is adjourned twice for lack of a quorum because of the absence of the same Shareholder at each of such inquorate meetings, the quorum for the third adjourned meeting shall be the other three Shareholders.

10.   TRANSFER OF SHARES

(A)   Moratorium on Transfer

      Notwithstanding anything contained in this Agreement or the Articles but subject to sub-Clauses (D) and (F) below and Clause 14(B), EDBI shall not transfer all or any of the Option Shares in the capital of the Company to any person prior to the expiration of the Call Option Period unless such transfer is made pursuant to the Option Agreement or with the prior written consent of all the other Shareholders.


(B)   Restriction on Transfer

(i) No Shareholder shall create or have outstanding any pledge, lien, charge or other encumbrance or security interest on or over any shares in the capital of the Company or any part of its interest in such shares.

(ii) Subject to sub-Clause (A) above and sub-Clauses (C), (D), (F) and (G) below, no Shareholder shall transfer shares held by it in the capital of the Company or otherwise sell, dispose of or deal with all or any part of its interest in such shares unless and until the rights of pre-emption conferred by this sub-Clause (B) have been exhausted or waived by each of the other Shareholders. A waiver of its rights of pre-emption by a Shareholder in respect of any transfer shall not be revocable in respect of such transfer.

(iii) Subject to sub-Clause (A) above and sub-Clauses (C), (D), (F) and (G) below, every Shareholder who desires to transfer any shares (the "Transferor") shall give to the Company notice in writing of such desire (a "Transfer Notice"). The Transfer Notice shall specify the number of shares offered for sale (the "Sale Shares"), the proposed sale price thereof and whether it is a condition that all (and not part only) of the Sale Shares shall be purchased.

(iv) Subject as hereinafter mentioned, a Transfer Notice shall designate the Company as the Transferor's agent for the sale of the Sale Shares to all the Shareholders other than the Transferor and any Shareholder who has waived its right of pre-emption (the "Other Shareholders") at the Prescribed Price (as defined below). A Transfer Notice shall not be revocable except with the sanction of the Board or in the events specified in paragraphs (v) and (xi) below.

(v)  The Prescribed Price shall be:-

     (a) the price specified in the Transfer Notice, if it is agreed to by all the Other Shareholders collectively (such agreement to be evidenced by notice in writing to the Company within 60 days from the date of the Transfer Notice) or failing agreement, the Company shall appoint the Auditors or an appraiser (as the case may be) within 14 days from the expiry of the said 60 days, and the Prescribed Price shall be;

     (b) the price which the Auditors shall, within 30 days (or such other time period as the Auditors may reasonably require) of the Company's written request to the Auditors, certify in writing to be in their opinion the fair value thereof, or in the event that the Transferor or any of the Other Shareholders do not agree to the appointment of the Auditors for the purpose of determining the fair value of the Sale Shares;

     (c) such price determined by an appraiser jointly designated by the Transferor and the Other Shareholders, within 30 days (or such other time period as the appraiser may reasonably require) of the appointment of such appraiser, or failing agreement on the appointment of such appraiser;

     (d)  such price determined by a three-appraiser method as follows:-

          The Transferor and collectively, the Other Shareholders shall each appoint one appraiser and those two appraisers shall appoint the third appraiser. The third appraiser shall determine the fair value of the Sale Shares within 30 days (or such other time period as the appraiser may reasonably require) of its appointment;

          Provided that the Transferor has not notified the Company that it rejects the Auditors' or the appraiser's (as the case may be) determination of the Prescribed Price within 14 days after such determination (and such rejection shall operate to revoke the Transfer Notice and cancel the proposed transfer of the Sale Shares); in the absence of such rejection the Auditors' or the appraiser's (as the case may be) determination shall be final and binding on the Transferor and the Other Shareholders.

(vi) In acting under paragraph (v) above, the Auditors and the appraiser (as the case may be) shall make the following assumptions:-

       (a) that the Sale Shares are sold on an arm's length basis between a willing vendor and a willing purchaser; and

       (b) that the Company would continue to carry on its business as a going concern.

(vii) The appraisers shall be appointed from among the firms of Arthur Andersen, Deloitte & Touche, Ernst & Young, KPMG Peat Marwick, and PriceWaterhouseCoopers (or such other firm as the Transferor and the Other Shareholders may agree). The Auditors and the appraisers shall act hereunder as experts and not as arbitrators and their determination shall be final and binding on all persons concerned and in the absence of fraud, the Auditors or the appraisers (as the case may be) shall be under no liability to any such person by reason of their determination or by anything done or omitted to be done by the Auditors or the appraisers (as the case may be) for the purposes thereof or in connection therewith.

(viii) The Transferor and each of the Other Shareholders shall each bear equally the fees and expenses of the Auditors or the appraisers (as the case may be).

(ix) Upon the price being agreed or determined as aforesaid, the Company shall forthwith by notice in writing inform each of the Other Shareholders of the number and price of the Sale Shares and invite each of the Other Shareholders to apply in writing to the Company within 14 days (or such other time period as the Transferor and the Other Shareholders may agree) of the date of dispatch of the notice (which date shall be specified therein) for such maximum number of the Sale Shares (being all or any thereof) as it shall specify in such application.

(x) If the Other Shareholders shall within the said period of 14 days (or such other time period as the Transferor and the Other Shareholders may agree) apply for all or (except where the Transfer Notice provides otherwise) any of the Sale Shares, the Board shall allocate the Sale Shares (or so many of them as shall be applied for as aforesaid) to or amongst the applicants and in case of competition pro rata (as nearly as possible) according to the number of shares in the Company of which they are registered or unconditionally entitled to be registered as holders provided that no applicant shall be obliged to take more than the maximum number of Sale Shares specified by it as aforesaid. The Company shall forthwith give notice of such allocations (an "Allocation Notice") to the Transferor and to the Shareholders to whom the Sale Shares have been allocated and shall specify in such Allocation Notice the place and time (being not earlier than 14 and not later than 28 days after the date of the Allocation Notice or as otherwise agreed among the Shareholders) at which the sale and purchase of the Sale Shares so allocated shall be completed.

(xi) If it is a condition specified in the Transfer Notice that all (and not part only) of the Sale Shares shall be purchased and if the Other Shareholders do not, on a collective basis, apply to purchase all the Sale Shares, the Transferor shall be entitled to sell all the Sale Shares to any person or persons as the Transferor may choose, provided that such sale takes place in accordance with the provisions of paragraph (xiii) below.

(xii) The Transferor shall be bound to transfer the Sale Shares comprised in an Allocation Notice to the purchasers named therein at the time and place therein specified by the delivery of duly executed transfer forms together with the relative share certificates in respect of such Sale Shares and, if it shall fail to do so, the Chairman of the Board or some other person appointed by the Board shall be deemed to have been appointed attorney of the Transferor with full power to execute, complete and deliver, in the name and on behalf of the Transferor, transfers of the Sale Shares to the purchaser therefor against payment of the price to the Company. On payment of the price to the Company the purchaser shall be deemed to have obtained a good quittance for such payment and on execution and delivery of the transfer the purchaser shall be entitled to insist upon its name being entered in the Register of Members as the holder by transfer of the Sale Shares. The Company shall forthwith pay the price into a bank account in the Company's name and shall hold such price in trust for the Transferor.

(xiii) During the six months following the expiry of the said period of 14 days (or such other time period as the Transferor and the Other Shareholders may agree) referred to in paragraph (ix) above, the Transferor shall be at liberty to transfer to any person approved by the Other Shareholders, such approval not to be unreasonably withheld, and at a price not less than the Prescribed Price and on the same terms:-

       (a)  any Sale Share not allocated by the Board in an Allocation
            Notice; or

       (b)  if paragraph (xi) above applies, all of the Sale Shares.

(xiv) The provisions of sub-Clause (B) above shall apply subject to the provisions of sub-Clause (G) below.

(C)   Right of First Refusal

(i) Every Shareholder (the "Transferor") who desires to transfer any shares (the "Sale Shares") held by it in the capital of the Company to a third party (the "Third Party") who has made a bona fide offer to the Transferor shall give to the Company notice in writing of such offer and shall state in its notice whether it is a condition that all (and not part only) of the Sale Shares shall be purchased. The Company shall forthwith by notice in writing inform each of the Other Shareholders of the Third Party's offer (including the abovementioned condition, if applicable) and shall on behalf of the Transferor first offer the Sale Shares to the Other Shareholders at the price offered by the Third Party and on terms no less favourable than that available to the Third Party. The Other Shareholders shall apply in writing to the Company within 30 days (or such other time period as the Transferor and the Other Shareholders may agree) of the date of dispatch of the Company's notice (which date shall be specified therein) for such maximum number of the Sale Shares (being all or any thereof) as it shall specify in such application. In case of competition for the Sale Shares, the Sale Shares shall be allocated among the Other Shareholders pro rata (as nearly as possible) according to the number of shares in the Company of which they are registered or unconditionally entitled to be registered as holders provided that no applicant shall be obliged to take more than the maximum number of Sale Shares specified by it as aforesaid. The Company shall forthwith give notice of such allocations (an "Allocation Notice") to the Transferor and to the Shareholders to whom the Sale Shares have been allocated and shall specify in such Allocation Notice the place and time (being not earlier than 14 and not later than 28 days after the date of the Allocation Notice or as otherwise agreed among the Shareholders) at which the sale and purchase of the Sale Shares so allocated shall be completed. The provisions of sub-Clause (B) paragraph
(xii) shall apply mutatis mutandis in relation to such sale and purchase.

(ii) The Transferor shall be entitled to sell any Sale Shares not purchased by the Other Shareholders, to the Third Party. In the event that the Transferor states in its notice that it is a condition that all (and not part only) of the Sale Shares shall be purchased by the Other Shareholders, and if the Other Shareholders do not, on a collective basis, apply to purchase all the Sale Shares, the Transferor shall be entitled to sell all the Sale Shares to the Third Party.

(iii) The provisions of sub-Clause (C) above shall apply subject to the provisions of sub-Clause (G) below.

(D)    Permitted Transfers

(i)(a) For the purpose of this Agreement, the term "Permitted Transferee" in relation to CSM and EDBI shall mean a wholly-owned subsidiary of such Shareholder, in relation to Agilent shall mean Agilent Technologies, Inc. or any corporation which is at least 99 per cent owned (whether directly or indirectly) by Agilent Technologies, Inc., and in relation to SIPL shall mean STPL or a wholly-owned subsidiary of STPL and "Permitted Transferees" shall be construed accordingly.

   (b) Notwithstanding anything in sub-Clause (B) above but subject to sub-Clause (E) below, a Shareholder being a corporation (the "Transferor Corporation") shall be entitled to transfer all (and not part only) of the shares held by it in the capital of the Company to a Permitted Transferee.

   (c) If however at any time after a transfer of shares is effected by the Transferor Corporation to a Permitted Transferee pursuant to sub-paragraph (b) above, the Permitted Transferee ceases to be a wholly-owned subsidiary of the Transferor Corporation, (or in the case where the Transferor Corporation is: (1) Agilent, Agilent Technologies, Inc. ceases to own directly or indirectly at least 99 per cent. of the issued share capital of the Permitted Transferee; or
       (2) SIPL, the Permitted Transferee ceases to be a wholly owned subsidiary of STPL) it shall be the duty of the Permitted Transferee to notify the Board in writing that such event has occurred and both the Transferor Corporation and the Permitted Transferee jointly and severally undertake to procure and ensure that all (and not part only) of the shares held by the Permitted Transferee in the capital of the Company are forthwith transferred to the Transferor Corporation or another wholly-owned subsidiary of the Transferor Corporation (or in the case where the Transferor Corporation is: (1) Agilent, to another Permitted Transferee of Agilent; or (2) SIPL, to another Permitted Transferee of SIPL).

(ii) The provisions of sub-Clause (B) above shall not apply to a transfer of shares in the capital of the Company made pursuant to the Option Agreement.

(E)  Supplementary Provision

     It shall be a condition precedent to the right of any Shareholder to transfer shares in the capital of the Company that the purchaser or transferee (if not already bound by the provisions of this Agreement) executes in such form as may be reasonably required by and agreed between the other Shareholders a deed of ratification and accession under which the purchaser or transferee shall agree to be bound by and shall be entitled to the benefit of this Agreement as if an original party hereto as at the Effective Date in place of or in addition to the transferring Shareholder (as the case may be).


(F)  Change in Control of Shareholder

(i) In the event that there is a change in control of any Shareholder, such Shareholder (the "Affected Shareholder") shall notify the Company and the other Shareholders in writing of such change in control. Any of the Shareholders who objects to such change in control shall be entitled by notice in writing to the Affected Shareholder (the "Objection Notice") to require the Affected Shareholder to dispose of all its shares in the capital of the Company at the Prescribed Price. A copy of the Objection Notice shall be promptly delivered to the Company and to the other Shareholders. Upon receipt of the Objection Notice, the Affected Shareholder shall be deemed to have served on the Company a Transfer Notice on the date of the Objection Notice in accordance with the provisions of Clause 10(B)(iii) and the provisions of Clause 10(B)(iii) to Clause 10(B)(x), and Clause 10(B)(xii) shall apply mutatis mutandis in relation to such Transfer Notice, save that:-

     (a) the Transfer Notice shall be deemed to be an offer to sell all (and not part only) of the shares held by the Affected Shareholder;

     (b) the price of the said shares shall be mutually agreed among the Affected Shareholder and all the other Shareholders, or failing agreement within 60 days from the date of the Objection Notice, the price of the said shares shall be deemed to be the Prescribed Price determined in accordance with Clause 10(B)(v); and

     (c) the Affected Shareholder shall not be entitled to reject the Auditors' or the appraiser's (as the case may be) determination of the Prescribed Price.

The restriction on transfer of shares contained in Clause 10(A) and in the Articles shall not apply to such disposal.

(ii) For the purpose of this sub-Clause (F), a change in control of any Shareholder shall be deemed to have occurred if more than 50 per cent. of the issued voting shares of such Shareholder or of any holding company of such Shareholder shall be acquired by any company or person, or by any two or more persons acting in concert, other than by a related corporation of such Shareholder. However, a change in control of a Shareholder pursuant to or after a listing on a stock exchange of the shares in the capital of such Shareholder or of the holding company of such Shareholder shall not be deemed to be a change in control of such Shareholder for the purposes of this sub-Clause (F). Each of the Shareholders undertakes to notify the other Shareholders in writing of any change in control of such Shareholder within 10 days of it becoming aware of such a change in control.

(iii) The provisions of sub-Clause (F)(i) above shall apply subject to the following:

      (a) In the event of an Objection Notice being served on SIPL, then on the date of receipt by Agilent, of a copy of such Objection Notice (the "SIPL Objection Notice Date"), there shall be deemed to be served on Agilent, a SIPL Right of First Refusal Notice comprising an offer by SIPL to sell all (but not part only) of its Shares in the Company at the Option Price (as defined in the SIPL Call Option Agreement) and the operation of sub-Clause 10(F)(i) shall be varied so that a Transfer Notice shall be deemed to have been served, not on the date of the Objection Notice, but on a date falling 22 days after the SIPL Objection Notice Date or the date of notice of rejection of such offer by Agilent on the Company, whichever is the earlier. If however such offer is accepted by Agilent, then the provisions of sub-Clause 10(F)(i) in respect of the Transfer Notice shall cease to apply to such Objection Notice.

      (b) It shall be a condition precedent to any acceptance by Agilent of an offer in such a SIPL Right of First Refusal Notice that there shall be a simultaneous exercise by Agilent of the call option under the EDBI Call Option Agreement (if such agreement has been entered into at the relevant time) and that both such transactions shall be completed simultaneously.

      (c) In the event of an Objection Notice being served on EDBI at any time after the EDBI Call Option Agreement has been entered into, then on the date of receipt by Agilent, of a copy of such Objection Notice (the "EDBI Objection Notice Date"), there shall be deemed to be served on Agilent, a EDBI Right of First Refusal Notice comprising an offer by EDBI to sell all (but not part only) of 54,000,000 Shares at the EDBI Option Price (as defined in the EDBI Call Option Agreement) and the operation of sub-Clause 10(F)(i) shall be varied but only in respect of 54,000,000 Shares owned by EDBI, so that a Transfer Notice in respect of such Shares shall be deemed to have been served, not on the date of the Objection Notice, but on a date falling 22 days after the EDBI Objection Notice Date or the date of notice of rejection of such offer by Agilent on the Company, whichever is the earlier. If however such offer is accepted by Agilent, then the provisions of sub-Clause 10(F)(i) in respect of the Transfer Notice shall cease to apply but only in respect of 54,000,000 Shares owned by EDBI. The provisions of this sub-Clause 10(F)(iii) shall not apply to the remaining Shares of EDBI in excess of 54,000,000 and the provisions of sub-Clause 10(F)(i) shall apply thereto without any variation or suspension.

     (d) It shall be a condition precedent to any acceptance by Agilent of an offer in such a EDBI Right of First Refusal Notice that there shall be a simultaneous exercise by Agilent of the call option under the SIPL Call Option Agreement and that both such transactions shall be completed simultaneously.


(G)  The SIPL Call Option Agreement and the EDBI Call Option Agreement

     The restrictions on transfer of shares contained in Clause 10(B), Clause 10(C) and the Articles shall not apply to any disposal of shares pursuant to: (1) the grant of the EDBI Call Option Agreement by EDBI in favour of Agilent; (2) any exercise of the call options granted under the SIPL Call Option Agreement or the EDBI Call Option Agreement; (3) any service of a SIPL Right of First Refusal Notice, acceptance by Agilent of the offer contained therein and subsequent transfer of Shares in accordance with the provisions of the SIPL Call Option Agreement; (4) any service of an EDBI Right of First Refusal Notice acceptance by Agilent of the offer contained therein and subsequent transfer of Shares to Agilent in accordance with the provisions of the EDBI Call Option Agreement.

11.  FINANCE

(A)  Loan Finance

     Each of the Shareholders shall use its commercially reasonable endeavours to procure that the Company's business is financed as far as practicable by borrowing from banks, financial institutions and other similar sources on commercially reasonable terms, but without allowing any prospective lender a right to participate in the share capital of the Company as a condition of any loan. Such financing shall be procured without any additional security by way of guarantee or otherwise from the Shareholders.


(B)  Debt/Equity Ratio

     The Company shall maintain a Debt/Equity Ratio of no greater than 1.5 to 1, that is, for every S$1 of Total Shareholder Funds, there shall not be more than S$1.50 of External Bank Borrowings. In the event that the Debt/Equity Ratio exceeds 1.5 to 1, then the General Manager shall inform the Board of Directors thereof at the next Board meeting.


12.  DIVIDEND POLICY

     Each of the Shareholders shall take such action as may be necessary to procure that, subject to the appropriation of prudent and proper reserves and the retention out of profits of funds to meet any requirements as to solvency or otherwise applicable to the Company (whether under any statute, regulation or ruling or any requirements for the Company's expansion program, loan commitments and working capital needs, whether or not having the force of law in Singapore or otherwise), the Company distributes to and among the Shareholders as dividends such percentage of its net profits after provision for tax paid or accrued due in any financial year as may be decided by a resolution of the Board provided that the aggregate amount of such dividends does not exceed the lower of:-

     (i) 70 per cent. of the profit after tax of the Company for that financial year; and

     (ii) 50 per cent. of the retained earnings of the Company.

It is not the intent of the Company to accumulate excess retained earnings beyond what is required to fund the Company's expansion, loan commitments and working capital needs.

13.   WARRANTIES AS TO AUTHORITY

      Each of the parties hereby represents and warrants to and undertakes with the other parties as follows:-

(i) it is a corporation duly organised and validly existing under the laws of its place of incorporation, and has full power and authority to execute and deliver and perform all of its obligations under this Agreement and any other agreements to be executed by it hereunder;

(ii) all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order (a) to enable such party lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement and (b) to ensure that those obligations are legally binding and enforceable have been taken, fulfilled and done;

(iii) this Agreement is, and all other agreements and instruments of such party contemplated hereby shall be, the legal, valid and binding agreement of such party, enforceable against such party in accordance with their terms; and

(iv) the execution, delivery and performance of this Agreement by it will not conflict with any law, order, judgement, decree, rule or regulation of any court, arbitral tribunal or government agency, or any agreement, instrument or indenture to which such party or any of its related corporations is a party or by which any thereof is bound.


14.  DEFAULT

(A)  Remedy of Breach or Default

     Where a Shareholder fails to perform its obligations hereunder or to comply with the terms and conditions of this Agreement, the other Shareholders shall be at liberty to issue to the defaulting Shareholder (the "Defaulting Shareholder") a notice specifying the breach or default and, in the case of a breach or default capable of remedy, stipulating a period of not less than 60 days during which such breach or default shall be remedied or steps taken in pursuance thereof. For the purposes of this sub-Clause (A), a breach or default shall be considered capable of remedy if the Defaulting Shareholder can comply with the term or condition in question in all respects other than as to the time of performance.

(B)   Disposal of Shares by Defaulting Shareholder

      In the event that a material breach of this Agreement or a material default by a Shareholder has been admitted or established following upon the failure of that Defaulting Shareholder to comply or attempt to comply with the terms of a notice under sub-Clause (A) above and the failure to resolve the breach or default after following the dispute resolution process described in Clause 19(F)(i), any of the other Shareholders shall, without prejudice to any other rights and remedies such a Shareholder may have, be entitled by notice in writing to the Defaulting Shareholder (the "Disposal Notice") to require the Defaulting Shareholder to dispose of all its shares in the capital of the Company at the Prescribed Price. A copy of the Disposal Notice shall be promptly delivered to the Company and to the other Shareholders not in default. Upon receipt of the Disposal Notice, the Defaulting Shareholder shall be deemed to have served on the Company a Transfer Notice on the date of the Disposal Notice in accordance with the provisions of Clause 10(B)(iii) and the provisions of Clause 10(B)(iii) to Clause 10(B)(x), and Clause 10(B)(xii) shall apply mutatis mutandis in relation to such Transfer Notice, save that:-

(i) the Transfer Notice shall be deemed to be an offer to sell all (and not part only) of the shares held by the Defaulting Shareholder;

(ii) the price of the said shares shall be mutually agreed among the Defaulting Shareholder and all the other Shareholders, or failing agreement within 60 days from the date of the Disposal Notice, the price of the said shares shall be deemed to be the Prescribed Price determined in accordance with Clause 10(B)(v); and

(iii) the Defaulting Shareholder shall not be entitled to reject the Auditors' or the appraiser's (as the case may be) determination of the Prescribed Price.

The restriction on transfer of shares contained in Clause 10(A) and in the Articles shall not apply to such disposal.


(C)   Deemed Breaches

      In the event that:-

(i)   any Shareholder shall become bankrupt or insolvent; or

(ii)  a resolution is passed for the winding up of any Shareholder; or

(iii) a proceeding has been instituted seeking a declaration that any Shareholder is bankrupt or insolvent or seeking bankruptcy, arrangement or composition with creditors, liquidation or the appointment of a trustee, receiver or liquidator or analogous procedure under any applicable law and such proceedings remain undismissed and unstayed for a period of 60 days or are being consented to by that Shareholder;

then a material breach of this Agreement or material default shall be deemed to have been committed by the Shareholder concerned and the provisions of sub-Clause (B) above shall apply mutatis mutandis as if a material breach of this Agreement or material default has been admitted or established.


(D) The provisions of sub-Clause (B) above shall apply subject to the following:

(i) In the event of a Disposal Notice being served on SIPL, then on the date of receipt by Agilent, of a copy of such Disposal Notice (the "SIPL Disposal Notice Date"), there shall be deemed to be served on Agilent, a SIPL Right of First Refusal Notice comprising an offer by SIPL to sell all (but not part only) of its Shares in the Company at the Option Price (as defined in the SIPL Call Option Agreement) and the operation of Clause 14(B) shall be varied so that a Transfer Notice shall be deemed to have been served, not on the date of the Disposal Notice, but on a date falling 22 days after the SIPL Disposal Notice Date or the date of notice of rejection of such offer by Agilent on the Company, whichever is the earlier. If however such offer is accepted by Agilent, then the provisions of Clause 14(B) in respect of the Transfer Notice shall cease to apply to such Disposal Notice.

(ii) It shall be a condition precedent to any acceptance by Agilent of an offer in such a SIPL Right of First Refusal Notice that there shall be a simultaneous exercise by Agilent of the call option under the EDBI Call Option Agreement (if such agreement has been entered into at the relevant time) and that both such transactions shall be completed simultaneously.

(iii) In the event of a Disposal Notice being served on EDBI at a time when the EDBI Call Option Agreement has been entered into, then on the date of receipt by Agilent, of a copy of such Disposal Notice (the "EDBI Disposal Notice Date"), there shall be deemed to be served on Agilent, a EDBI Right of First Refusal Notice comprising an offer by EDBI to sell all (but not part only) of 54,000,000 Shares at the EDBI Option Price (as defined in the EDBI Call Option Agreement) and the operation of Clause 14(B) shall be varied but only in respect of 54,000,000 Shares owned by EDBI so that a Transfer Notice in respect of such Shares shall be deemed to have been served, not on the date of the Disposal Notice, but on a date falling 22 days after the EDBI Disposal Notice Date or the date of notice of rejection of such offer by Agilent on the Company, whichever is the earlier. If however such offer is accepted by Agilent, then the provisions of Clause 14(B) in respect of the Transfer Notice shall cease to apply but only in respect of 54,000,000 Shares owned by EDBI. The provisions of this sub-Clause (D)(iii) shall not apply to the remaining Shares of EDBI in excess of 54,000,000 and the provisions of sub-Clause 14(B) shall apply thereto without any variation or suspension.

(iv) It shall be a condition precedent to any acceptance by Agilent of an offer in such a EDBI Right of First Refusal Notice that there is a simultaneous exercise by Agilent of the call option under the SIPL Call Option Agreement and that both such transactions shall be completed simultaneously.


15.  GENERAL OBLIGATIONS OF SHAREHOLDERS

     Each Shareholder shall take all commercially reasonable steps necessary on its part to give full effect to the provisions of this Agreement and to procure (so far as it is able by the exercise of voting rights or otherwise so to do) that the Company and the Directors shall perform and observe the provisions of this Agreement.


16.  PREVALENCE OF AGREEMENT

     In the event of any inconsistency or conflict between the provisions of this Agreement and the provisions of the Articles, the provisions of this Agreement shall as between the Shareholders prevail.


17.  DURATION AND TERMINATION

(A)  Duration

     This Agreement shall take effect from the date hereof and continue thereafter without limit in point of time but, upon the transfer by any Shareholder of the entirety of its shares in the capital of the Company, it shall have no further rights hereunder and shall be released from all its obligations hereunder (other than under Clauses 10(D)(i)(c) and 18) but, if at that time there are two or more Shareholders bound by the provisions of this Agreement, this Agreement shall continue in full force and effect as between the continuing Shareholders.

(B)  Termination

     The termination of this Agreement from any cause shall not release any Shareholder from any liability which at the time of termination has already accrued, or which thereafter may accrue.


18.  CONFIDENTIAL INFORMATION

(A)  Communications Confidential

     All communications between the Company and the Shareholders or any of them and all information and other materials supplied to or received by any of them from any one or more of the others in connection with the performance of this Agreement which is either marked "confidential" or is by its nature intended to be exclusively for the knowledge of the recipient alone, or to be used by the recipient only for the benefit of the Company, any information concerning the business transactions or the financial arrangements, including without limitation, trade secrets, customer lists, know-how, designs, processes, drawings and specifications, of the Company or of the Shareholders or any of them, or of any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be kept confidential by the recipient and shall be used by the recipient solely and exclusively for achieving the purposes of this Agreement unless disclosure is required by law; unless such information or materials were in the recipient's possession before receipt from the discloser; unless such information or materials are rightfully received by the recipient from a third party without a duty of confidentiality on the third party; unless such information or materials are provided by the discloser to a third party without a duty of confidentiality on such third party; unless such information or materials are independently developed by the recipient; or unless or until any party can reasonably demonstrate that it is or part of it is, in the public domain through no act or default on the part of the recipient, its servants and/or agents, whereupon, to the extent that it is public, this obligation shall cease. All parties shall be entitled to use for any purpose (provided that such use is not, to the knowledge of such party, in breach of this Agreement) confidential information in intangible form that may be retained in the minds of a party's employees who have authorized access to such confidential information.

(B)  Shareholders' Obligations

     The Shareholders shall procure the observance of the abovementioned restrictions by the Company and shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only their employees and directors and those of the Company whose duties will require them to possess any of such information shall have access thereto, and that they shall be instructed to treat the same as confidential. The Shareholders shall in addition procure that such employees of the Company whose duties will require them to possess, or have access to, confidential information, shall sign confidentiality agreements with the Company respecting the confidentiality of such information.


(C)  Obligations to Continue

     The obligations contained in this Clause shall endure, even after the termination of this Agreement, without limit in point of time except and until any confidential information enters the public domain as set out above.


19.  NOTICES AND GENERAL

(A)  Notices

     All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by prepaid registered post (by air-mail if to or from an address outside Singapore) with recorded delivery, or by facsimile transmission (provided that the receipt of such facsimile transmission is confirmed by the dispatch of a hard copy of the facsimile sent immediately thereafter by prepaid registered post) addressed to the intended recipient thereof at its address or at its facsimile number set out in this Agreement (or to such other address or facsimile number as a party to this Agreement may from time to time duly notify the others in writing). Any such notice, demand or communication shall be deemed to have been duly served, if given or made by facsimile, immediately at the time of dispatch (provided that the receipt of such facsimile transmission is confirmed by the dispatch of a hard copy of the facsimile sent immediately thereafter by prepaid registered post) or, if given or made by letter, immediately if delivered personally or 48 hours after posting or, if given or made by air-mail, 10 days after posting and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was duly addressed, stamped and posted. The address and facsimile numbers of the parties for the purpose of this Agreement are:-

CSM          :       CHARTERED SEMICONDUCTOR MANUFACTURING LTD
                     60, Woodlands Industrial Park D Street 2
                     Singapore 738406
                     Facsimile No.   :   (65) 360 4970
                     Attention       :   Legal Department

Agilent      :       AGILENT TECHNOLOGIES EUROPE B.V.
                     Startbaan 16, 1187 XR Amsterdam
                     The Netherlands
                     Facsimile No.   :   (31)(20) 547 7755
                     Attention       :   Legal Department
                     With a copy to:
             :       AGILENT TECHNOLOGIES, INC.
                     395 Page Mill Road, MS A3-11
                     Palo Alto, CA 94306
                     United States of America
                     Facsimile No.   :   (01)(650) 752 5082
                     Attention       :   General Counsel

EDBI         :       EDB INVESTMENTS PTE LTD
                     250, North Bridge Road
                     #27-04 Raffles City Tower
                     Singapore 179101
                     Facsimile No.   :   (65) 336 2503
                     Attention       :   General Manager

SIPL         :       SINGAPEX INVESTMENTS PTE LTD
                     51 Cuppage Road
                     #09-02 StarHub Centre
                     Singapore 229469
                     Facsimile No.   :   (65) 720 2281
                     Attention       :   Legal Department

(B)  Remedies

     No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. The election of any one or more of such remedies by any of the Shareholders shall not constitute a waiver by such Shareholder of the right to pursue any other available remedies. No failure on the part of any Shareholder to exercise and no delay on the part of any Shareholder in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it.


(C)  Severance

     If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable by any legislation to which it is subject, it shall be rendered void, illegal or unenforceable to that extent and it shall in no way affect or prejudice the enforceability of the remainder of such provision or the other provisions of this Agreement.


(D)  Entire Agreement

     This Agreement embodies all the terms and conditions agreed upon between the Shareholders as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings, if any, between the Shareholders with respect to the subject matter hereof, whether such be written or oral. Any amendment to or variation of this Agreement shall be effective only if it is in writing and duly signed and confirmed in writing by the authorised representative of each Shareholder.


(E)  Governing Law

     This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.


(F)  Dispute Resolution and Arbitration

(i) In case any dispute or difference shall arise amongst the Shareholders as to the construction of this Agreement or as to any matter or thing of whatsoever nature arising hereunder or in connection herewith, including any question regarding its existence, validity or termination, such dispute or difference shall be submitted to a committee comprised of one Board member from each of the Shareholders. If such committee is unable to resolve such dispute, it shall submit the dispute to a committee comprised of one senior manager from each Shareholder, being in the case of:-

CSM          :     the President
Agilent      :     the General Manager of Networking Solutions Division
                   (or its successor division) of Agilent Technologies, Inc.
EDBI         :     the General Manager
SIPL         :     President & CEO, STPL.

If such senior managers are unable to resolve such dispute, it shall be submitted to a committee comprised of one senior officer from each Shareholder being in the case of:-

CSM          :     the Chairman of the Board of CSM
Agilent      :     the General Manager of the Semi-Conductor Products
                   Group (or its successor group) of Agilent
                   Technologies, Inc.
EDBI         :     the Chairman
SIPL         :     the Chairman, STPL.

(ii) If such senior officers are unable to resolve the dispute, it shall be submitted to a single arbitrator to be appointed by the Shareholders in dispute or, failing agreement within 14 days after any Shareholder has given to the other Shareholder(s) in dispute a written request to concur in the appointment of an arbitrator, a single arbitrator to be appointed on the request of any Shareholder by the Chairman of the Singapore International Arbitration Centre ("SIAC") and such submission shall be a submission to arbitration in accordance with the Rules of the SIAC as presently in force by which the Shareholders in dispute agree to be so bound. The place of arbitration shall be Singapore and the arbitration shall be conducted wholly in the English language.


(G)  Announcements

     None of the parties shall divulge to any third party (except to their respective professional advisers and to any stock exchange or other regulatory body or except as required by applicable law) any information regarding the existence or subject matter of this Agreement, or any other agreement referred to in, or executed in connection with, this Agreement, without the prior agreement of the other parties in writing.

(H)  No Right To Bind Other Shareholders

     No Shareholder has the power or the right to bind, commit or pledge the credit of the other Shareholders or the Company.


(I)  Costs

     Each of the Shareholders shall bear its own legal and other professional costs and expenses incurred by it in the negotiation and preparation of this Agreement.


(J)  Counterparts

     This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

                                 S C H E D U L E


                              COLLATERAL AGREEMENTS


1. Assured Supply and Demand Agreement 64-225 dated 4 July 1997 made between CSM, Agilent Technologies, Inc. and the Company relating to the Company's capacity and loading arrangements as amended by Amendment Agreement (No. 1) to the Assured Supply and Demand Agreement 64-225 dated 5 November 1998, Amendment Agreement (No. 2) to the Assured Supply and Demand Agreement 64-225 dated 17 June 1999 and the Novation and Amendment Agreement relating thereto dated 9 November 1999 (the "Assured Supply and Demand Agreement" and any reference to the Assured Supply and Demand Agreement includes the Assured Supply and Demand Agreement as from time to time amended, modified or supplemented and any document which amends, modifies or supplements the Assured Supply and Demand Agreement)

2. Term Sheet for Manufacturing Agreement dated 4 July 1997 made between CSM, Agilent Technologies, Inc. and the Company relating to the supply of semiconductor wafers by the Company to Agilent Technologies, Inc. as amended by the Novation and Amendment Agreement relating thereto dated 9 November 1999 (the "Term Sheet for Manufacturing Agreement" and any reference to the Term Sheet for Manufacturing Agreement includes the Term Sheet for Manufacturing Agreement as from time to time amended, modified or supplemented and any document which amends, modifies or supplements the Term Sheet for Manufacturing Agreement).

3. License and Technology Transfer Agreement 64-224 dated 4 July 1997 made between CSM, Agilent Technologies, Inc. and the Company relating to the license of certain intellectual property rights related to the manufacture of semiconductor wafers and integrated circuits, as amended by the Novation and Amendment Agreement relating thereto dated 9 November 1999 (the "License and Technology Transfer Agreement" and any reference to the License and Technology Transfer Agreement includes the License and Technology Transfer Agreement as from time to time amended, modified or supplemented and any document which amends, modifies or supplements the License and Technology Transfer Agreement).

4. Option Agreement dated 4 July 1997 made between CSM, Agilent and EDBI relating to call options for the sale of the shares held by EDBI in the capital of the Company as amended by the Novation and Amendment Agreement relating thereto dated 9 November 1999 (the "Option Agreement" and any reference to the Option Agreement includes the Option Agreement as from time to time amended, modified or supplemented and any document which amends, modifies or supplements the Option Agreement).

5. Cost Sharing Agreement dated 4 July 1997 made between CSM and the Company relating to the provision of certain services by CSM to the Company (the "Cost Sharing Agreement" and any reference to the Cost Sharing Agreement includes the Cost Sharing Agreement as from time to time amended, modified or supplemented and any document which amends, modifies or supplements the Cost Sharing Agreement).

6. ST Group Management and Support Services Agreement dated 4 July 1997 made between STPL and the Company relating to the provision of certain services by STPL to the Company (the "STPL Group Management and Support Services Agreement" and any reference to the STPL Group Management and Support Services Agreement includes the STPL Group Management and Support Services Agreement as from time to time amended, modified or supplemented and any document which amends, modifies or supplements the STPL Group Management and Support Services Agreement).

                        Originally Dated 13th March, 1997

     And made between (1) Chartered Semiconductor Manufacturing Ltd, (2) EDB Investments Pte Ltd, and (3) Hewlett-Packard Europe B.V., as amended by an amendment agreement No. 1 dated 4th July, 1997 and an amendment agreement No. 2 dated 1st October, 1999 each, made between (1) Chartered Semiconductor Manufacturing Ltd, (2) EDB Investments Pte Ltd, and (3) Hewlett-Packard Europe B.V. as further amended by a Deed of Accession and Ratification dated 9th November, 1999 made between (1) Chartered Semiconductor Manufacturing Ltd, (2) EDB Investments Pte Ltd, (3) Hewlett-Packard Europe B.V. and (4) Agilent Technoligies Europe B.V. and as further amended by a Deed of Accession and Ratification dated as of 22nd October, 2001 made between (1) Chartered Semiconductor Manufacturing Ltd,
     (2) EDB Investments Pte Ltd, (3) Agilent Technologies Europe B.V, and (4) Singapex Investments Pte Ltd.


                   CHARTERED SEMICONDUCTOR MANUFACTURING LTD

                                    - and -

                        AGILENT TECHNOLOGIES EUROPE B.V.

                                    - and -

                            EDB INVESTMENTS PTE LTD

                                    - and -

                          SINGAPEX INVESTMENTS PTE LTD


                        ---------------------------------

                  AMENDED AND RESTATED JOINT VENTURE AGREEMENT
            With effect as of 23rd October, 2001, the Effective Date

                        ---------------------------------

                          C O N T E N T S

CLAUSE    HEADING                                             PAGE
1.        DEFINITIONS AND INTERPRETATION                         2

2.        FORMATION OF THE COMPANY                               7

3.        SHARE CAPITAL                                          7

4.        Intentionally omitted.                                 8

5.        BOARD OF DIRECTORS                                     9

6.        BUSINESS OF THE COMPANY                               16

7.        SHAREHOLDERS' OBLIGATIONS AND RIGHTS                  18

8.        MANAGEMENT OF THE COMPANY                             21

9.        GENERAL MEETINGS                                      22

10.       TRANSFER OF SHARES                                    23

11.       FINANCE                                               32

12.       DIVIDEND POLICY                                       32

13.       WARRANTIES AS TO AUTHORITY                            33

14.       DEFAULT                                               33

15.       GENERAL OBLIGATIONS OF SHAREHOLDERS                   36

16.       PREVALENCE OF AGREEMENT                               36

17.       DURATION AND TERMINATION                              36

18.       CONFIDENTIAL INFORMATION                              37

19.       NOTICES AND GENERAL                                   38

          SCHEDULE -- COLLATERAL AGREEMENTS                     43
